Exhibit 99(c)(3)

PROJECT BOND Discussion Materials Prepared for the Special Committee November 20, 2023 Confidential

Leerink Partners Disclaimer This presentation (the “Presentation”) has been prepared by Leerink Partners LLC, exclusively for the benefit and internal use of the Bond Special Committee (“Bond”) to whom it is addressed. Bond is not permitted to reproduce, in whole or in part, the information provided in this Presentation (the “Information”) or to communicate the Information to any third party without our prior written consent except to the extent provided in the engagement letter. No party may rely on this Presentation without our prior written consent. Leerink Partners and its affiliates, officers, directors, employees, advisors, and agents do not accept responsibility or liability for this Presentation or its contents (except to the extent that such liability cannot be excluded by law). This Presentation speaks only as of the date it is given; and is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. The views expressed in the Presentation are subject to change based upon several factors, including market conditions and Bond’s business and prospects. The Information, whether taken from public sources, received from Bond or elsewhere, has not been verified and Leerink Partners has relied upon and assumed without independent verification, the accuracy and completeness of all information which may have been provided directly or indirectly by Bond. No representation or warranty (express or implied) is made as to the Information’s accuracy or completeness and Leerink Partners assumes no obligation to update the Information, including regarding the reasonableness or achievability of any forward-looking information or the assumptions upon which any such forward-looking information is based. The Presentation is incomplete without reference to, and should be viewed solely in conjunction with, the oral briefing provided by Leerink Partners. The analyses contained in the Presentation are not, and do not purport to be, appraisals of the assets, stock, or business of Bond or any other party. The Presentation is not exhaustive and does not serve as legal, accounting, tax, investment, or any other kind of advice. This Presentation is not intended to provide, and must not be taken as, the basis of any decision and should not be considered as a recommendation by Leerink Partners. Bond must make its own independent assessment and such investigations as it deems necessary. In preparing this presentation, Leerink Partners has acted as an independent contractor and nothing in this presentation is intended to create or shall be construed as creating a fiduciary or other relationship between Bond and Leerink Partners. These materials are being furnished and should be considered only in the context of the oral briefing being provided by Leerink Partners as information and assistance for Bond in connection with a potential transaction. These materials were not prepared with a view to public disclosure or to conform with any disclosure standards under any securities law or otherwise. This Presentation supersedes any previous presentation, materials or oral commentary delivered by us in connection with the transaction contemplated herein. Confidential 1

I. Situation Update

Bond Process Overview • On June 2, 2023, the Special Committee of Bond engaged Leerink Partners as its financial advisor in response to inbound interest from its largest and majority shareholder, Serpent. • Leerink Partners and management compiled a list of 35 potential counterparties with interest in the gene therapy and/or rare disease space, including a range of small- to mid-cap biotechs and large pharmaceutical companies. This list included counterparties Bond had previously met with and some were in preliminary strategic discussions. • Of the contacted companies, 3 signed confidentiality agreements in order to further diligence the opportunity. None of the contacted counterparties submitted an indication of interest. • On August 28, 2023, Bond engaged Leerink Partners to be lead financial advisor and lead placement agent on a potential financing. • In August 2023, Serpent submitted an equity financing term sheet to Bond, with Serpent acting as the lead investor in the proposed financing. • From August 28 to October 3, 2023, as a part of the contemplated equity financing, Leerink Partners contacted 69 investors and Bond held meetings with 33 investors. Bond shared its confidential FLT201 data with certain of these investors. Leerink received indications of interest from multiple additional investors, but Serpent ultimately decided not to move forward at the available terms. • On October 4, 2023, Bond published initial clinical data from its ongoing Phase 1/2 study of FLT201 in Gaucher Disease. Bond received renewed, unsolicited interest in a potential strategic transaction following the data release, as well as a verbal indication from Serpent that it was preparing an offer for a take-private transaction. • Following the data release, Leerink contacted 17 strategic parties and 10 investors, including certain parties who had been previously contacted and certain parties who were in ongoing discussions with Bond. • In response to increasing interest from Serpent, the Special Committee of Bond convened on October 16 and 17 to discuss matters related to a potential transaction with Serpent as well as the ongoing strategic and financing processes being run by Leerink Partners. • On October 17, 2023, Serpent submitted a non-binding indication of interest (the “October 17 Proposal”) to the Special Committee of Bond indicating its interest in an acquisition of the entire share capital of Bond not currently owned by Serpent or its affiliates by a newco (“Newco”) established by affiliates of Serpent for $5.00 per ADS. Source: Bond Management and Serpent offer letter as of 10/17/23. Confidential 3

Bond Process Overview (Cont.) • On October 18, 2023, a Schedule 13D/A was filed by Serpent, publicly disclosing that it submitted a non-binding term sheet to acquire the shares of Bond it does not currently own. Bond subsequently filed a 6-K confirming receipt of the proposal. • Following the Schedule 13D/A filing, Leerink contacted 4 strategic parties who had previously expressed preliminary interest in a strategic transaction and could potentially submit a competitive proposal to the terms set forth by Serpent. One of these parties, Leopard, expressed a desire to accelerate conversations about a possible acquisition of Bond. – From October 18, 2023 through November 6, 2023, Leerink and Bond management held multiple calls with Leopard including a confidential management presentation on October 24, 2023. – On November 6, 2023, Leopard verbalized to Bond management that it would be unable to submit a competitive proposal to the terms laid out by Serpent and was no longer interested in pursuing a strategic transaction. • On October 19, 2023, the Special Committee of Bond held a meeting to discuss the October 17 Proposal from Serpent, in particular the acquisition terms and structure, as well as the latest status of discussions with other potential counterparties. During the meeting, the Special Committee of Bond determined to message to Serpent that an acquisition of $5.00 per ADS would not be sufficient. • On October 22, 2023, Serpent verbalized to Bond management a revised proposal (the “October 22 Proposal”) for the acquisition of the entire share capital of Bond not currently owned by Serpent or its affiliates by Newco for $5.45 per ADS. • From October 23, 2023 to November 7, 2023, Bond management, the Special Committee of Bond, and Leerink held numerous meetings internally and with Serpent discussing the contemplated terms of the October 22 Proposal and the need for a bridge financing given Bond’s financial position. Bond also expressed to Serpent that a $5.45 offer price may be unlikely to get sufficient investor support to vote through a transaction and indicated that, subject to further discussion with the Special Committee of Bond, an offer of $7.00 per ADS would likely be acceptable. • On November 7, 2023, Serpent verbalized to Bond management a revised proposal (the “November 7 Proposal”) for the acquisition of the entire share capital of Bond not currently owned by Serpent or its affiliates by Newco for $6.00 per ADS. Bond subsequently informed Serpent that an offer of $6.00 was still not acceptable. • Between November 7 and November 19, 2023, Bond and Serpent held multiple discussions to discuss the proposed Bridge Convertible Note Financing and implementation agreement, including a revised offer price. • On November 20, 2023, Serpent submitted a revised offer price of $6.50 per ADS. Source: Bond Management, Leerink communications with counterparties, Serpent proposals dated 10/17/23 and 11/20/23, and Serpent terms communicated verbally on 10/22/23 and 11/07/23. Confidential 4

Transaction Summary: Serpent Acquisition of Bond • Acquisition of the ordinary share capital of the Company by Serpent, to be effected by way of a scheme of arrangement under Part 26 of the UK Companies Act 2006, as amended (Bidco also has the option to elect to implement the Acquisition by means of TRANSACTION a Takeover Offer, rather than a Scheme). STRUCTURE • Bidco will acquire the entire issued and to be issued share capital of the Company (other than the Excluded Shares) for USD $0.433333 in cash for each ordinary share, or $6.50 per American Depositary Share (ADS) • Each ADS represents 15 ordinary shares CONSIDERATION • USD $6.50 in cash for each ADS (other than the Excluded Shares) • Scheme is conditional upon approval by a majority in number of the Company Shareholders (other than Bidco and its Affiliates) representing not less than 75% in value of the ordinary shares (other than the Excluded Shares) (or the relevant class or classes thereof, if applicable) in each case present, entitled to vote and voting, either in person or by proxy, at the Court Meeting and at any separate class meeting that may be required by the Court or at any adjournment of any such meeting SELECT CLOSING • In the event of a Takeover Offer, the acceptance condition shall be set at not less than 75% of the Company Shares (including, CONDITIONS for the avoidance of doubt, any ordinary shares already owned by Bidco or any of its Affiliates) • Proposal not conditioned on financing • Closing also subject to customary conditions, including receipt of any required regulatory and government approvals • No Material Adverse Effect at the Company COSTS / • Each Party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of REIMBURSEMENT this Agreement and any other agreement incidental to the implementation of the Acquisition or referred to in this Agreement REPS AND • Customary representations and warranties WARRANTIES • Signing of Agreement: Expected 11/21/23 TIMING • Public Announcement: Expected 11/22/23 Source: Implementation agreement dated 11/19/23, Serpent proposal dated 11/20/23. Confidential 5

Transaction Summary: Bridge Convertible Note Financing FINANCING • Fixed rate convertible loan notes STRUCTURE • Convertible into ADSs of the issuer PRINCIPAL • USD $15,000,000 • Rate of 12.0% per annum • Instead of interest being paid in cash on each Interest Payment Date, the amount of interest payable shall be capitalised and the INTEREST principal amount of the Loan Notes shall be increased on each Interest Payment Date by the amount of interest that would otherwise have been payable in cash on such Interest Payment Date REPAYMENT • 10.0% PREMIUM MATURITY • One year from issue date • Transfers: The notes shall be transferable in whole or in part, without the prior consent of the Issuer • Matching Right: Shall grant to the Holders the right to participate in any equity financing by the Issuer that is announced on or after the Issue Date and prior to the Maturity Date on no worse terms than the terms of the other investors in such financing • Mandatory Conversion: If at any time following the Issue Date and prior to the Maturity Date either a Qualified Equity Financing or a Matching Right Financing shall occur, the Repayment Amount in respect of all but not some only of the Convertible Loan SELECTED Notes shall be mandatorily converted into ADSs at the Conversion Price PROVISIONS • Optional Conversion: At any time during the Optional Conversion Period, the Holder is entitled to request the conversion of all or a part of the outstanding principal amount of the Convertible Loan Notes into the Conversion ADSs • Conversion Price Adjustment: If the Issuer shall issue or grant equity securities for a consideration per ADS or per such other security that is less than the Conversion Price in effect immediately prior to such issue or grant, then the Conversion Price shall be reduced to the consideration per ADS or other security received or receivable by the Issuer in connection with such issue or grant Source: Loan note agreement dated 11/19/23. Confidential 6

PRELIMINARY DRAFT – SUBJECT TO FAIRNESS OPINION COMMITTEE REVIEW

Analysis of Serpent Bid Evolution

$ IN MILLIONS, EXCEPT PER SHARE VALUES

	Bond Unaffected Share Price as of 10/17/23	Serpent Offer 10/17/23	Serpent Offer 10/22/23	Serpent Offer 11/07/23	Serpent Offer 11/20/23
ADS Price:	**$4.32**	**$5.00**	**$5.45**	**$6.00**	**$6.50**
% Prem. (Disc.) to Unaffected (10/17/23): $4.32	-	15.7%	26.2%	38.9%	50.5%
% Prem. (Disc.) to Serpent 10/17/23 Offer: $5.00	-	-	9.0%	20.0%	30.0%
% Prem. (Disc.) to Serpent 10/22/23 Offer: $5.45	-	-	-	10.1%	19.3%
% Prem. (Disc.) to Serpent 11/07/23 Offer: $6.00	-	-	-	-	8.3%
% Prem. (Disc.) to 52wk. high: $9.95	(56.6%)	(49.7%)	(45.2%)	(39.7%)	(34.7%)
% Prem. (Disc.) to 52wk. low: $2.22	94.6%	125.2%	145.5%	170.3%	192.8%
% Prem. (Disc.) to Current (11/17/23): $5.02	(13.9%)	(0.4%)	8.6%	19.5%	29.5%
Basic ADSs	4.360	4.360	4.360	4.360	4.360
Dilution from RSUs	0.078	0.078	0.078	0.078	0.078
Total Option Dilution (TSM)	0.228	0.268	0.289	0.310	0.327
FDSO - TSM	**4.667**	**4.706**	**4.727**	**4.749**	**4.765**
Fully Diluted Equity Value	**$20.2**	**$23.5**	**$25.8**	**$28.5**	**$31.0**
Plus: Debt	$0.0	$0.0	$0.0	$0.0	$0.0
Less: Cash	29.5	29.5	29.5	29.5	29.5
Enterprise Value	**($9.3)**	**($5.9)**	**($3.7)**	**($1.0)**	**$1.5**
Memo:					
Equity Value of Shares Not Owned by Serpent	$9.3	$10.9	$12.0	$13.3	$14.6

Note: Equity and enterprise values are based on fully diluted Bond shares outstanding (65,406,821 basic ordinary shares outstanding as of 10/31/23 at 15:1 ordinary share:ADS ratio and expected dilutive impact under TSM of 625,489 options outstanding underlying ADSs with a weighted average exercise price of per ADS of $25.37 as of 10/31/23 and 78,017 RSUs underlying ADSs outstanding as of 10/31/23) per Bond management. Cash as of 09/30/23, per Bond management.

Source: Bond Management, Serpent proposals dated 10/17/23 and 11/20/23, and Serpent terms communicated verbally on 10/22/23 and 11/07/23.

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II. Summary of Financial Analysis

PRELIMINARY DRAFT – SUBJECT TO FAIRNESS OPINION COMMITTEE REVIEW

Summary of Bond Financial Analysis



$8.00
$6.00
$4.00
$2.00
$0.00
Equity Value per ADS
Serpent 11/20/23 offer: $6.50
$4.25
$3.25

Risk-Adjusted Discounted Cash Flow Analysis

Discount rate of 18.0% - 21.0%

Includes dilutive impact of $100M equity raise priced at 30.0% discount to unaffected share price

Note: Per share values rounded to the nearest $0.25. Equity values per ADS are based on fully diluted Bond shares outstanding (65,406,821 basic ordinary share outstanding as of 10/31/23 at 15:1 ordinary share:ADS ratio and expected dilutive impact under TSM of 625,489 options outstanding underlying ADSs with a weighted average exercise price per ADS of $25.37 as of 10/31/23 and 78,017 RSUs underlying ADSs outstanding as of 10/31/23) per Bond management. Assumes net cash of $100M at valuation date (02/01/24) per Bond management, inclusive of $15 million net proceeds (face value) of convertible loan note bridge financing plus $1.5 million prepayment premium, and near-term equity raise of $100M at 30% discount to Bond unaffected share price of $4.32 on 10/17/23, for net proceeds of $94M. Valuation based on cash flows from 2024 to 2043 with no terminal value. NOLs utilized using 4-year lookback when applicable, per Bond management. Size premium based on Duff and Phelps CRSP decile 10B.

Source: Bond Management projections.

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PRELIMINARY DRAFT – SUBJECT TO FAIRNESS OPINION COMMITTEE REVIEW

Key Assumptions: Management Projections and Financial Analysis

Revenue Assumptions	• Forecast based on projected FLT201 revenues for the treatment of Gaucher in the US, EU5 and Israel • 2028 commercial launch; 12 years of exclusivity, with penetration declining 50% YoY from 2040-2043 • Gross price at launch of $2.5M in the US growing at 1% YoY; $2.0M in EU5 and Israel with no YoY growth; 20% gross-to-net discount • Genetic prevalence in markets ~18K • AAV seronegative patients assumed at 50%: ~9,000 • First 10 years patients treated: ~3,900 • Peak annual penetration of 7% in the US and EU5, and 8% in Israel
COGS	• 20% of net sales of FLT201 for Gaucher in the US, EU5 and Israel
OpEx	• R&D expenses reflect development costs for FLT201 through 2027 and maintenance of the asset during commercialization. R&D grows at 7% annually 2028-2039 and is based on 15% of net revenue 2040-2043. G&A and S&M expenses reflect supporting infrastructure costs through 2027 and include commercial footprint from 2027 forward. G&A expenses grow at 7% annually 2028-2039 and are based on 15% of net revenue 2040-2043. S&M expenses are direct estimates from 2027-2030 and are based on 15% of net revenue 2031-2043
Tax Rate	• 25%
NOLs	• 100% utilization of prior 4 years of NOLs
Future Financing	• Includes impact from near-term contemplated convertible loan note bridge financing and $100M equity financing at 30% discount to Bond unaffected share price prior to Serpent's Schedule 13D/A filing, for net proceeds of $94M
FLT201 Probability of Success Assumptions	• Staged based on phase of development; cumulative POS of 32.9%
Discount Rate	• 18.0% - 21.0%
Valuation Date and Methodology	• Valuation date of February 1, 2024 • Mid-year discounting convention • Incorporates cash flows through 2043, with no terminal value

Source: Bond Management projections

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PRELIMINARY DRAFT – SUBJECT TO FAIRNESS OPINION COMMITTEE REVIEW

Risk Adjusted Discounted Cash Flow Analysis – Includes $100M Near-Term Equity Financing

$ IN MILLIONS, EXCEPT PER SHARE VALUES

	Fiscal Year Ending December 31st,																			
	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039	2040	2041	2042	2043
Revenue																				
FLT201 - Gaucher Disease	$0	$0	$0	$0	$23	$59	$96	$132	$189	$242	$289	$339	$366	$374	$343	$336	$165	$82	$41	$21
YoY Growth Rate (%)	-	-	-	-	-	*159%*	*62%*	*38%*	*44%*	*28%*	*19%*	*17%*	*8%*	*2%*	*(8%)*	*(2%)*	*(51%)*	*(50%)*	*(50%)*	*(50%)*
EBIT	**($54)**	**($44)**	**($39)**	**($34)**	**($14)**	**$13**	**$41**	**$67**	**$103**	**$137**	**$166**	**$197**	**$213**	**$217**	**$195**	**$188**	**$102**	**$51**	**$26**	**$13**
Taxes	$0	$0	$0	$0	$0	$0	$0	($15)	($26)	($34)	($41)	($49)	($53)	($54)	($49)	($47)	($26)	($13)	($6)	($3)
(+) D&A	2	2	2	2	2	2	2	2	2	2	2	2	2	2	2	2	2	2	2	2
(-) CapEx	(2)	(2)	(2)	(2)	(2)	(2)	(2)	(2)	(2)	(2)	(2)	(2)	(2)	(2)	(2)	(2)	(2)	(2)	(2)	(2)
(-) Change in NWC	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Unlevered FCF	**($54)**	**($44)**	**($39)**	**($34)**	**($14)**	**$13**	**$41**	**$52**	**$78**	**$102**	**$124**	**$147**	**$160**	**$163**	**$146**	**$141**	**$77**	**$38**	**$19**	**$10**

Net Present Value (Per ADS)

Discount Rate	NPV of 2024 - 2043 Unlevered FCF		Estimated Net Cash at Closing		Equity Value
18.0%	$1.52	+	$2.65	=	$4.17
19.5%	0.95	+	2.65	=	3.60
21.0%	0.47	+	2.66	=	3.13

Equity Value Per Share – (Rounded Nearest $0.25)

$4.25

$3.25

Metrics Used in Financial Analysis

Note: Equity values per ADS are based on fully diluted Bond shares outstanding (65,406,821 basic ordinary share outstanding as of 10/31/23 at 15:1 ordinary share:ADS ratio and expected dilutive impact under TSM of 625,489 options outstanding underlying ADSs with a weighted average exercise price per ADS of $25.37 as of 10/31/23 and 78,017 RSUs underlying ADSs outstanding as of 10/31/23) per Bond management. Assumes net cash of $100M at valuation date (02/01/24) per Bond management, inclusive of $15 million net proceeds (face value) of convertible loan note bridge financing plus $1.5 million prepayment premium, and near-term equity raise of $100M at 30% discount to Bond unaffected share price of $4.32 on 10/17/23, for net proceeds of $94M. Valuation based on cash flows from 2024 to 2043 with no terminal value. NOLs utilized using 4-year lookback when applicable, per Bond management. Size premium based on Duff and Phelps CRSP decile 10B.

Source: Bond Management projections.

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Appendix

Additional Valuation Reference Materials

PRELIMINARY DRAFT – SUBJECT TO FAIRNESS OPINION COMMITTEE REVIEW

Selected Precedent Minority Squeeze Out Transactions (For Reference Only)

Dates					Total	Pre-Deal Acquiror	1-Day Unaffected Premium		% Δ 1st Bid to
First Proposal	Offer Accepted	Trans. Closed	Target	Acquiror	Trans. Value	Ownership	First Bid	Final Price	Final Bid [1]
ND	10/29/23	Pending	EARGO	PATIENT SQUARE CAPITAL	$60	76%	ND	52%	ND
04/04/23	07/12/23	09/26/23	Liminal BioSciences	Structured Alpha	30	64%	107%	135%	13%
10/24/22	12/12/22	02/21/23	weber	BDT CAPITAL PARTNERS	2,320	67% [2]	24%	60%	29%
10/02/22	10/23/22	03/10/23	MYOVANT SCIENCES	Sumitovant BIOPHARMA	2,590	52%	27%	50%	19%
06/13/22	10/17/22	11/23/22	Continental	Hamm Family	26,787	83%	9%	15%	6%
03/13/22	09/01/22	12/16/22	Turquoise Hill Resources Ltd.	RioTinto	6,772	51%	32%	61%	22%
06/26/22	08/01/22	11/16/22	Stealth BIOTHERAPEUTICS	MORNINGSIDE VENTURES	28	72%	12%	34%	20%
01/31/22	03/24/22	07/11/22	ENTASIS THERAPEUTICS	INNOVIVA	177	60%	22%	50%	22%
09/04/20	01/11/21 [3]	05/25/21	FBL Financial Group, Inc.	FARM BUREAU FINANCIAL SERVICES	1,497	61% [2]	26%	64%	30%
11/06/20	11/12/20	03/29/21	UROVANT SCIENCES	Sumitovant BIOPHARMA	547	72%	55% [4]	103% [4]	30% [4]
09/21/19	10/05/20	01/26/21	eidos	bridgebio	2,827	64%	18% [5]	41% [4]	19% [4]
11/11/19	08/12/20	02/19/21	CBMG Cellular Biomedicine Group	Investor Consortium	245	52%	9%	10%	1%
					75th Percentile:	72%	30%	62%	26%
					Median:	64%	24%	51%	20%
					25th Percentile:	58%	15%	39%	16%

(1) Includes any price movement from winning bidder prior to submission of winning bid.
(2) Represents the voting power if multiple classes of shares.
(3) Original accepted offer of $56.00 per share was revised to $61.00 per share prior to the closing.
(4) First bid premium utilizes unaffected price prior to first confidential proposal. Acquisition price premium utilizes unaffected price prior to public announcement.
(5) First bid represents the first bid of the final formal strategic process, due to length of negotiation process.

Note: Shading represents healthcare transactions. Analysis includes North American targets with an offer accepted date since 2020. Total Transaction Value represents full equity value, inclusive of current ownership stake.

Source: Factset, Dealogic, company websites and SEC filings.

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Additional Discounted Cash Flow Analysis Support

Revenue Build United States 2024 2025 2026 2027 2028 2029 2030 2031 2032 2033 2034 2035 2036 2037 2038 2039 2040 2041 2042 2043 US Population 0.70% 341 344 346 348 351 353 356 358 361 363 366 368 371 374 376 379 382 384 387 390 Gaucher Prevalence 10,400 10,446 10,493 10,540 10,588 10,635 10,664 10,655 10,608 10,524 10,387 10,205 9,983 9,716 9,433 9,156 8,914 8,680 8,593 8,577 8,595 Gaucher Incidence 0.00197% 47 47 47 48 48 48 49 49 49 50 50 50 51 51 52 52 52 53 53 53 AAV Seronegative Patients 50% 5,247 5,270 5,294 5,318 5,342 5,356 5,352 5,328 5,287 5,219 5,127 5,017 4,883 4,742 4,604 4,483 4,366 4,323 4,315 4,324 FLT201 penetration 0% 0% 0% 1% 2% 2% 4% 4% 5% 6% 7% 7% 6% 6% 3% 2% 1% 0% FLT201 treated patients — — 19 58 96 133 186 233 272 317 334 328 294 286 139 69 34 17 Total patients treated — — 19 77 173 306 492 724 996 1,313 1,648 1,976 2,269 2,555 2,694 2,763 2,798 2,815 Gross WAC per treatment 1.0% $2,500,000 $2,525,000 $2,500,000 $2,525,000 $2,550,250 $2,575,753 $2,601,510 $2,627,525 $2,653,800 $2,680,338 $2,707,142 $2,734,213 $2,761,555 $2,789,171 $2,817,063 $2,845,233 $2,873,686 $2,902,422 Net WAC per treatment 20.0% $2,000,000 $2,020,000 $2,000,000 $2,020,000 $2,040,200 $2,060,602 $2,081,208 $2,102,020 $2,123,040 $2,144,271 $2,165,713 $2,187,371 $2,209,244 $2,231,337 $2,253,650 $2,276,187 $2,298,948 $2,321,938 US Gaucher revenue ($m) $0 $0 $38 $117 $196 $274 $387 $489 $577 $681 $724 $718 $648 $638 $314 $157 $79 $40 EU5 2024 2025 2026 2027 2028 2029 2030 2031 2032 2033 2034 2035 2036 2037 2038 2039 2040 2041 2042 2043 EU5 Population 0.30% 331 332 333 334 335 336 337 338 339 340 341 342 343 344 345 346 347 348 349 350 Gaucher Prevalence 5,200 5,215 5,230 5,246 5,261 5,276 5,280 5,271 5,250 5,217 5,160 5,081 4,982 4,865 4,733 4,590 4,457 4,328 4,274 4,256 4,255 Gaucher Incidence 0.001540% 15 15 15 15 15 15 16 16 16 16 16 16 16 16 16 16 16 16 16 16 AAV Seronegative Patients 50% 2,615 2,623 2,631 2,638 2,646 2,648 2,643 2,633 2,616 2,588 2,548 2,499 2,440 2,374 2,303 2,236 2,172 2,145 2,136 2,135 FLT201 penetration 0% 0% 1% 1% 2% 3% 4% 5% 5% 6% 7% 6% 6% 3% 2% 1% 0% FLT201 treated patients — 12 24 37 49 72 95 115 133 148 159 149 144 70 35 17 9 Total patients treated — 12 37 73 122 194 289 404 537 684 843 992 1,136 1,206 1,241 1,258 1,267 Gross WAC per treatment 0.0% $2,000,000 $2,000,000 $2,000,000 $2,000,000 $2,000,000 $2,000,000 $2,000,000 $2,000,000 $2,000,000 $2,000,000 $2,000,000 $2,000,000 $2,000,000 $2,000,000 $2,000,000 $2,000,000 $2,000,000 Net WAC per treatment 20.0% $1,600,000 $1,600,000 $1,600,000 $1,600,000 $1,600,000 $1,600,000 $1,600,000 $1,600,000 $1,600,000 $1,600,000 $1,600,000 $1,600,000 $1,600,000 $1,600,000 $1,600,000 $1,600,000 $1,600,000 EU Gaucher revenue ($m) $0 $19 $39 $59 $78 $116 $151 $184 $212 $236 $254 $238 $231 $112 $55 $28 $14 Israel 2024 2025 2026 2027 2028 2029 2030 2031 2032 2033 2034 2035 2036 2037 2038 2039 2040 2041 2042 2043 Israel 1.60% 9.6 9.7 9.9 10.1 10.2 10.4 10.5 10.7 10.9 11.1 11.2 11.4 11.6 11.8 12.0 12.2 12.4 12.6 12.8 13.0 Gaucher Prevalence 2,300 2,333 2,367 2,402 2,437 2,473 2,502 2,524 2,539 2,547 2,541 2,521 2,488 2,444 2,391 2,329 2,274 2,222 2,220 2,241 2,275 Gaucher Incidence 0.02251% 34 35 35 36 36 37 37 38 39 39 40 40 41 42 42 43 44 45 45 46 AAV Seronegative Patients 50% 1,184 1,201 1,219 1,236 1,254 1,269 1,281 1,288 1,293 1,290 1,280 1,264 1,243 1,216 1,186 1,159 1,133 1,132 1,143 1,160 FLT201 penetration 0% 1% 1% 2% 2% 3% 5% 6% 7% 8% 8% 8% 8% 4% 2% 1% 1% FLT201 treated patients — 7 15 22 30 45 59 72 84 95 103 97 95 46 23 12 6 Total patients treated — 7 22 44 74 119 178 251 335 430 533 630 725 772 795 807 813 Gross WAC per treatment 0.0% $2,000,000 $2,000,000 $2,000,000 $2,000,000 $2,000,000 $2,000,000 $2,000,000 $2,000,000 $2,000,000 $2,000,000 $2,000,000 $2,000,000 $2,000,000 $2,000,000 $2,000,000 $2,000,000 $2,000,000 Net WAC per treatment 20.0% $1,600,000 $1,600,000 $1,600,000 $1,600,000 $1,600,000 $1,600,000 $1,600,000 $1,600,000 $1,600,000 $1,600,000 $1,600,000 $1,600,000 $1,600,000 $1,600,000 $1,600,000 $1,600,000 $1,600,000 ROW Gaucher revenue ($m) $0 $12 $24 $36 $48 $72 $95 $116 $135 $152 $165 $156 $152 $74 $37 $19 $10 Total WW revenue ($m) $0 $0 $69 $179 $290 $400 $574 $735 $877 $1,028 $1,112 $1,137 $1,042 $1,021 $500 $249 $125 $63 Source: Bond Management projections. Confidential 16

WACC Analysis $ IN MILLIONS WACC Calculation Peer Analysis Market Value Debt / Levered Unlevered (2) (3) Cost of Equity Peers Ticker Company Name of Equity Debt Total Cap. Tax rate Beta Beta Risk-free rate 4.82% 20-year US treasury yield as of 11/17/23 1 KRYS Krystal $2,938 $0 0.0% 21.0% 0.96 0.96 Levered beta 0.94 2 SRPT Sarepta 7,778 1,256 13.9% 21.0% 0.86 0.77 Equity risk premium 7.17% Duff & Phelps—historical LT as of 11/17/23 3 RARE Ultragenyx 3,282 0 0.0% 21.0% 1.07 1.07 Size Premium 7.83% Duff & Phelps online module as of 11/17/23 4 PTCT PTC Therapeutics 1,544 588 27.6% 21.0% 0.89 0.68 Cost of equity 19.4% 5 FOLD Amicus 3,161 400 11.2% 21.0% 1.03 0.94 Cost of Debt Pre-tax cost of debt 10.0% Potential borrowing rate Tax rate 25.0% UK tax rate (2) After-tax cost of debt 7.5% Debt / Total Capitalization Median 11.2% 21.0% 0.94 Estimated 0.0% Future debt/total cap. based on Leerink Partners estimate (1) Company’s Current Capital Structure Implied WACC 19.4% Implied: BOND $22 $0 0.0% 25.0% 0.94 0.94 Sensitivity Analysis Cost of equity Unlevered beta 0.80 0.90 1.00 1.10 1.20 18.4% 19.1% 19.8% 20.5% 21.3% (1) Leerink Partners estimate of the capital structure required for the company would require to support the business plan upon which the WACC is applied. (2) Current corporate tax rate per Bond management. (3) Represents raw Bloomberg historical beta (5-year, weekly regressed against S&P 500 Index). Source: Duff and Phelps (decile 10B for size premium), Bloomberg, Factset, company websites and SEC filings. Confidential 17

Non-Risk Adjusted P&L Statement $ IN MILLIONS Fiscal Year Ending December 31st, 2024 2025 2026 2027 2028 2029 2030 2031 2032 2033 2034 2035 2036 2037 2038 2039 2040 2041 2042 2043 Revenue FLT201—Gaucher Disease $0 $0 $0 $0 $69 $179 $290 $400 $574 $735 $877 $1,028 $1,112 $1,137 $1,042 $1,021 $500 $249 $125 $63 YoY Growth Rate (%) — ——159% 62% 38% 44% 28% 19% 17% 8% 2% (8%) (2%) (51%) (50%) (50%) (50%) Less: COGS — — — — 14 36 58 80 115 147 175 206 222 227 208 204 100 50 25 13 Gross Profit $0 $0 $0 $0 $55 $144 $232 $320 $459 $588 $701 $823 $889 $910 $834 $817 $400 $200 $100 $51 Gross Margin (%) — — 80% 80% 80% 80% 80% 80% 80% 80% 80% 80% 80% 80% 80% 80% 80% 80% Less: R&D $35 $55 $37 $39 $25 $25 $27 $28 $30 $31 $33 $35 $37 $39 $42 $44 $15 $7 $4 $2 R&D as % of Sales — — 36% 14% 9% 7% 5% 4% 4% 3% 3% 3% 4% 4% 3% 3% 3% 3% Less: SG&A $19 $18 $28 $45 $72 $79 $81 $87 $116 $142 $165 $190 $205 $212 $200 $200 $75 $37 $19 $9 SG&A as % of Sales — — 103% 44% 28% 22% 20% 19% 19% 19% 18% 19% 19% 20% 15% 15% 15% 15% Total Operating Expenses $54 $73 $65 $85 $96 $104 $107 $116 $145 $173 $198 $225 $243 $251 $242 $245 $90 $45 $23 $11 EBIT ($54) ($73) ($65) ($85) ($41) $39 $125 $204 $314 $415 $503 $597 $647 $658 $591 $572 $310 $155 $78 $39 Operating Margin — — (59%) 22% 43% 51% 55% 56% 57% 58% 58% 58% 57% 56% 62% 62% 62% 62% Source: Bond Management projections. Confidential 18

Risk Adjusted P&L Statement $ IN MILLIONS Fiscal Year Ending December 31st, 2024 2025 2026 2027 2028 2029 2030 2031 2032 2033 2034 2035 2036 2037 2038 2039 2040 2041 2042 2043 Revenue FLT201—Gaucher Disease $0 $0 $0 $0 $23 $59 $96 $132 $189 $242 $289 $339 $366 $374 $343 $336 $165 $82 $41 $21 YoY Growth Rate (%) — ——159% 62% 38% 44% 28% 19% 17% 8% 2% (8%) (2%) (51%) (50%) (50%) (50%) Less: COGS — — — — 5 12 19 26 38 48 58 68 73 75 69 67 33 16 8 4 Gross Profit $0 $0 $0 $0 $18 $47 $77 $105 $151 $194 $231 $271 $293 $300 $274 $269 $132 $66 $33 $17 Gross Margin (%) — — 80% 80% 80% 80% 80% 80% 80% 80% 80% 80% 80% 80% 80% 80% 80% 80% Less: R&D $35 $34 $22 $16 $8 $8 $9 $9 $10 $10 $11 $12 $12 $13 $14 $15 $5 $2 $1 $1 R&D as % of Sales — — 36% 14% 9% 7% 5% 4% 4% 3% 3% 3% 4% 4% 3% 3% 3% 3% Less: SG&A $19 $11 $17 $18 $24 $26 $27 $29 $38 $47 $54 $63 $68 $70 $66 $66 $25 $12 $6 $3 SG&A as % of Sales — — 103% 44% 28% 22% 20% 19% 19% 19% 18% 19% 19% 20% 15% 15% 15% 15% Total Operating Expenses $54 $44 $39 $34 $32 $34 $35 $38 $48 $57 $65 $74 $80 $83 $80 $81 $30 $15 $7 $4 EBIT ($54) ($44) ($39) ($34) ($14) $13 $41 $67 $103 $137 $166 $197 $213 $217 $195 $188 $102 $51 $26 $13 Operating Margin — — (59%) 22% 43% 51% 55% 56% 57% 58% 58% 58% 57% 56% 62% 62% 62% 62% Source: Bond Management projections. Confidential 19

Additional Reference Materials

PRELIMINARY DRAFT – SUBJECT TO FAIRNESS OPINION COMMITTEE REVIEW

Bond Public Market Overview

$ IN MILLIONS, EXCEPT PER SHARE VALUES

BOND PUBLIC MARKET OVERVIEW	
Stock Price (11/17/23)	$5.02
52-Week High	9.95
52-Week Low	2.22
Current Price as % of 52-week High:	*50%*
ADSs Outstanding	4.360
Dilution from Options, Warrants & RSUs	0.347
Fully Diluted Shares Outstanding	4.707
Fully Diluted Market Value (1)(2)	$24
Less: Cash (3)	(29)
Plus: Debt	0
Enterprise Value	($6)

TOP 10 SHAREHOLDERS[1]

Rank	Holder	Mkt. Value	% O/S
1	Serpent	$12.7	57.9%
2	Millennium	1.9	8.5%
3	Polygon	1.7	7.9%
4	Cowen Investment Management	0.4	1.8%
5	Renaissance Technologies	0.4	1.8%
6	Lincoln Park Capital	0.3	1.3%
7	Morgan Stanley Smith Barney	0.2	1.1%
8	Michael Parini	0.2	1.1%
9	AQR Capital Management	0.2	1.0%
10	UBS Financial Services	0.2	0.9%
	Top 5 Holders	**$17.1**	**77.9%**
	Top 10 Holders	**18.2**	**83.3%**

STOCK PRICE PERFORMANCE - LAST TWELVE MONTHS



$12.00
$10.00
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$6.00
$4.00
$2.00
$0.00
Bond ADS Price
Nov-22
Jan-23
Mar-23
May-23
Jul-23
Sep-23
Nov-23
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1. **01/19/23:** Bond published preclinical proof-of-concept data for FLT190 demonstrating increased enzyme activity and reduction of substrate
2. **04/04/23:** Bond announced the pause of development of FLT190 and organizational restructuring, including FTE reduction, to focus development efforts on FLT201 and extend cash runway
3. **06/26/23:** Bond announced the first patient dosed with its novel gene therapy candidate for Gaucher Disease and unveiled a new research program in GBA1-linked Parkinson's disease
4. **10/04/23:** Bond reported positive initial clinical data from Phase 1/2 study including up to 700-fold increase in plasma GCase activity
5. **10/18/23:** Bond filed 6-K in response to Schedule 13D/A filed by Serpent, publicly disclosing intent to acquire Bond for $5.00 per ADS

(1) Based on 65.4 million ordinary shares outstanding as of 10/31/23 per Bond management and closing share price of $5.02 per ADS as of 11/17/23. Ownership is latest available per Bond management.

(2) Fully diluted Bond shares outstanding based on 15:1 ordinary share:ADS ratio and expected dilutive impact under TSM of 625,489 options outstanding underlying ADSs with a weighted average exercise price of per ADS of $25.37 as of 10/31/23 and 78,017 RSUs underlying ADSs outstanding as of 10/31/23 and closing share price of $5.02 per ADS as of 11/17/23.

(3) Cash as of 09/30/23, per Bond management.

Note: Market data as of 11/17/23. Each American Depositary Share represents fifteen ordinary shares.

Source: FactSet, CapitalIQ, company filings, press releases and Bond management projections.

Confidential 21

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